EXHIBIT 99.1

Optium to Acquire Kailight Photonics

Expands Core to the Edge Product Portfolio With 40G Technologies

HORSHAM, Pa., March 27, 2007 (PRIME NEWSWIRE) -- Optium Corporation (Nasdaq:OPTM), a leading supplier of high performance optical subsystems for the telecom and cable TV industries, announced that it has entered into a definitive agreement to acquire Kailight Photonics, Inc., a technology leader in 40Gb/s optical transmission products.

Kailight's family of optical modules are the industry's most advanced 300 Pin 40Gb/s transceivers addressing line side and client side applications. These modules offer best in class performance and value to system integrators by enabling new functionality, such as integrated PMD (polarization mode disperson) compensation and multiple modulation formats, not currently available on any existing 300 Pin 40Gb/s transceivers in the market.

Kailight's 40Gb/s technology is expected be a key driver in the transition from custom line card solutions to module-based solutions, while providing a cost effective path for customers to migrate to next generation modulation formats. Kailight transceivers have been qualified with several system integrators and have begun shipping in pre-production quantities.

The acquisition will build on Optium's broad suite of optical transport solutions, which features fully wavelength agile DWDM, SONET and 10GE transceivers and subsystems, 10Gb/s pluggable transceivers, CATV trunking and distribution subsystems and Optium's next generation WSS ROADM product line. In addition, this acquisition will enable Optium to provide full line card solutions of all variations of 40Gb/s applications.

"We believe that the combined strength of the two companies will optimize Kailight's next generation 40Gb/s technologies and intellectual property by leveraging Optium's proven skills in bringing advanced technologies to market as well as its strong customer relationships. We look forward to being a part of the Optium team and realizing our combined product vision," stated Sagie Tsadka, President and CEO of Kailight.

"The combination of Optium's product lines and Kailight's 40Gb/s product line will immediately enhance the value we bring to our customers," said Eitan Gertel, Chairman and CEO of Optium. "It represents another step in our commitment to supply best in class, core to the edge optical transmission solutions and is consistent with our strategy to target the fastest growing segments of the optical transport market. We are delighted that Kailight will be a part of our company and are looking forward to a successful future as one company."

The aggregate purchase price for the acquisition will be approximately $35 million in cash at closing, including payment for all outstanding capital stock and vested in-the-money stock options, as well as the payment of Kailight stockholder indebtedness and employee change of control awards. Optium will assume all of Kailight's out-of-the-money stock options as well as its unvested stock options. In addition, Optium will be obligated to pay up to an additional $5 million to current holders of Kailight capital stock and in-the-money stock options based on the acquired business reaching certain milestones through Optium's second fiscal quarter of 2009. The acquired business is expected to contribute to earnings early in calendar year 2008.

The acquisition is expected to close within the next 45 days, subject to customary closing conditions and regulatory approvals.

About Kailight

Kailight Photonics develops optical modules for the global telecommunications industry. Kailight's optical transmission, signal regeneration and wavelength conversion technology provides breakthrough levels of performance for systems vendors offering next-generation optical-networking solutions. Kailight is a privately held, venture-funded company with offices in Nes Ziona, Israel. Kailight employs approximately 20 full time employees, primarily in research and development, which occupy approximately 7,500 square feet. For more information about Kailight Photonics, please visit: http://www.kailight.com.

About Optium Corporation

Optium designs, manufactures and sells a suite of high-performance optical subsystems, including transceivers, transmitters and ROADMs, for use in telecommunications and cable TV network systems. The company recently introduced a next-generation reconfigurable optical add/drop multiplexer, or ROADM, that enables dynamic wavelength processing. Quoted on the NASDAQ Global Market under the symbol "OPTM," Optium is headquartered in Horsham, PA and has other offices in Sydney, Australia. For more information, visit http://www.optium.com.

Optium Corporation Safe Harbor Statement

Certain statements made in this press release that are not based on historical information are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Optium Corporation's business outlook. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Optium Corporation's control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks associated with integrating a newly-acquired business; risks associated with changes in the demand for the Company's products and/or aggressive competition, which may force the Company to reduce prices; risks associated with the development and acceptance of new products and product features; risks associated with the Company's dependence on a limited number of customers for a significant percentage of its revenues; risks associated with dependence on a limited number of component suppliers and/or increased demand for components, which could lead to shortages that could disrupt or delay company shipments; risks associated with making significant investments in the expansion of the business and with increased expenditures; risks associated with the Company's products being dependent upon the ability to anticipate and quickly respond to evolving technologies and customer requirements; risks associated with becoming subject to defending and resolving allegations or claims of infringement of intellectual property rights; risks associated with others infringing on the Company's intellectual property rights; risks associated with the Company's ability to retain existing personnel and recruit and retain qualified personnel; risks associated with rapidly changing technology and the ability of the Company to introduce new products on a timely and cost-effective basis; risks associated with changes in the competitive or regulatory environment in which the Company operates; and other risks. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Optium Corporation undertakes no obligation to update or revise its forward looking statements contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Optium Corporation, see the disclosure contained in Optium Corporation's public filings with the Securities and Exchange Commission, including the risk factors included in Optium Corporation's Quarterly Report on Form 10-Q, filed March 7, 2007. All filings are available through the SEC's website at www.sec.gov or from Optium Corporation's web site at www.optium.com.

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CONTACT:  Optium Corporation
          Veronica Rosa, Investor & Media Relations
          267-803-3801
          vrosa@optium.com